Exhibit 10.1
Second Amendment to the Employment Agreement
          SECOND AMENDMENT, dated as of April 24, 2009, and effective, January 1, 2009 (this “Amendment”), to the Employment Agreement dated as of February 7, 2008, and as first amended December 31, 2008, (the “Agreement”) by and between Harland Clarke Holdings Corp., a Delaware corporation (the “Company”) and Daniel Singleton (the “Executive”).
          WHEREAS, the parties desire to further amend the Agreement in certain respects; and agree that all other terms and conditions of the Agreement and as previously amended shall otherwise remain in place, except as expressly further amended herein.
          NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows, effective as of the date set forth below:
          1. The phrase “and Chief Operating Officer” shall be added to Section 1.1 of the Agreement after the phrase “Executive Vice President”.
          2. The year 2009 shall be deleted and the year 2010 added in its place to Section 2.1 of the Agreement.
          3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.
          4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.
          IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Agreement to be executed and delivered as of the date written first above.

HARLAND CLARKE HOLDINGS CORP.
By:
By:
Title:

EXECUTIVE
By:
Daniel Singleton